Exhibit 99.1
Tronox Incorporated Reports Preliminary
2006 Fourth-Quarter Earnings
     Oklahoma City, Feb. 22, 2007 – Tronox Incorporated (NYSE: TRX, TRX.B) today reported preliminary results for the fiscal fourth quarter and the fiscal year ended Dec. 31, 2006.
Highlights
•	Net sales totaled $1,411.6 million in 2006 compared to $1,364.0 million in 2005, an increase of 3.5%, due primarily to increased sales volumes.

•	Titanium dioxide (TiO2) production volumes, including 100% of the Tiwest Joint Venture, increased 1.6% to 598,200 tonnes in 2006 compared with 589,000 tonnes in the prior year.

•	Tronox paid down $8.5 million in debt during the fourth quarter of 2006.

•	Employees achieved their second-best safety performance in 2006 following best-ever employee safety performance in 2005.

•	Tronox exceeded its 2006 Project Cornerstone targets.
     “In 2006, Tronox demonstrated its ability to execute our strategic plan to drive improvements in our business,” said Tom Adams, Tronox chairman and chief executive officer. “Irrespective of the business environment, we know it is imperative that our employees across the company are actively engaged in our Project Cornerstone initiatives to reduce cash costs and working capital, and I am pleased to report that we exceeded our 2006 Cornerstone targets.”
     “The Cornerstone initiatives, designed to advance Tronox to a top-quartile chemical company, will continue to be our primary focus in 2007. Currently, dozens of teams around the world are utilizing employee expertise, along with Six Sigma and Lean Manufacturing tools, to develop and implement innovative solutions that are improving operations and reducing costs,” said Adams. “With initiatives that address all aspects of our business, including operations and supply chain excellence, SG&A productivity, quality improvement, electrolytic growth, accelerated land sales, capital expenditures, inventory reduction and collection of receivables, I am confident Project Cornerstone will help make Tronox a top-quartile performer in the next few years. I am very pleased with our employees’ commitment to executing our strategic plan, which is continuing to build momentum in 2007,” said Adams.
Outlook
     “We anticipate continued strength in global TiO2 demand in 2007, with growth in the range of 2.8% to 3.2%, led primarily by continued Asian growth and supported by strong European markets,” said Adams. “In 2007, we will remain focused on Project Cornerstone, and expect to achieve, through these initiatives, additional reductions in cash costs and working capital through operational and corporate projects. Capital expenditures are projected to be approximately $81 million, which includes capital for the recently announced expansion at the Kwinana, Western Australia, pigment plant to support the TiO2 demand growth in Asia.”
Results of Operations
     Tronox reported income from continuing operations for the 2006 fourth quarter of $7.8 million ($0.19 per diluted common share), compared with income from continuing operations in the 2005 fourth quarter of $12.0 million ($0.30 per diluted common share). The decrease was primarily due to lower sales volumes, increased cost of sales globally, including the delivery costs and mix of ores, process chemicals and additional depreciation, and the incremental interest expense associated with debt issued late in the fourth quarter of 2005. This was partially offset by an arbitration award of $8.9 million before tax ($6.2 million before tax net gain after deducting 2006 legal costs associated with this matter) recognized in the fourth quarter of 2006, as the result of a decision by the London Court of International Arbitration in the company’s claim against Kemira Oyj and a restructuring credit that resulted from updating our estimated projections, including timing of spend, of closure costs on the former Mobile, Ala., facility and Savannah, Ga., sulfate facility.
     Income from continuing operations for 2006 was $25.0 million ($0.61 per share), compared with 2005 income from continuing operations of $46.4 million ($1.15 per share). The decrease was primarily due to higher energy and process chemical costs globally, higher costs associated with the Tiwest joint venture synthetic rutile plant and mining operations, and the incremental interest expense associated with debt issued late in the fourth quarter of 2005. This was partially offset by the arbitration award, the restructuring credit and a reimbursement from the United States for contribution to the costs of perchlorate remediation recognized in the first quarter of 2006, compared with environmental provisions recognized in 2005.
     Net income for the 2006 fourth quarter was $7.6 million ($0.19 per share), compared with net income of $6.2 million ($0.15 per share) for the 2005 fourth quarter. The increase in net income in the fourth quarter was due to reduced losses from discontinued operations in the current year quarter. In 2006, the company recorded a net loss of $0.2 million ($0.00 per share), compared with net income of $18.8 million ($0.47 per share) in 2005. The decrease in net income for 2006 was primarily a result of increased cost of sales associated with higher energy and process chemical costs and higher costs associated with the Tiwest joint venture and the incremental interest expense associated with debt issued late in the fourth quarter of 2005.
     Fourth-quarter 2006 sales were $326.3 million, compared with $346.5 million in the prior-year period. The decrease was primarily due to increased titanium dioxide pigment sales in the 2005 fourth quarter resulting from the temporary shutdown of hurricane-impacted pigment production facilities. Net sales totaled $1,411.6 million in 2006 compared to 2005 sales of $1,364.0 million, a 3.5% increase, primarily a result of increased sales volumes in 2006.
     Adjusted EBITDA was $43.9 million in the fourth quarter of 2006, compared with $51.3 million in the 2005 fourth quarter. Adjusted EBITDA for 2006 was $191.9 million, compared with $232.0 million for 2005. The decrease in Adjusted EBITDA was primarily due to increased cost of sales.

	Three Months		Twelve Months
	Ended Dec. 31,		Ended Dec. 31,
(Millions of dollars, except per-share amounts)	2006	2005	2006	2005
Income from Continuing Operations	$7.8	$12.0	$25.0	$46.4
Loss from Discontinued Operations	(0.2)	(5.8)	(25.2)	(27.6)

Net Income (Loss)	$7.6	$6.2	$(0.2)	$18.8

Diluted Earnings Per Share (1)
Income from Continuing Operations	$0.19	$0.30	$0.61	$1.15
Loss from Discontinued Operations	—	(0.15)	(0.61)	(0.68)

Net Income	$0.19	$0.15	$0.00	$0.47

Adjusted EBITDA (2)	$43.9	$51.3	$191.9	$232.0

(1)	The initial public offering of Tronox Incorporated Class A common stock was completed on Nov. 28, 2005. For purposes of this presentation, earnings per share for the three and 12 months ended Dec. 31, 2005, have been presented using the Tronox common shares outstanding as of Dec. 31, 2005.

(2)	Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that Adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate Adjusted EBITDA differently, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A detailed reconciliation to the comparable GAAP financial measures can be found on page 11 of this news release and also can be found in the Investor Relations section of the company’s website at http://www.tronox.com/ir/ir_GAAP.htm.
Titanium Dioxide Pigment Results
     Pigment sales for the fourth quarter of 2006 were $303.1 million, compared with $322.8 million in the prior-year period. The decrease was primarily due to increased titanium dioxide pigment sales in the 2005 fourth quarter resulting from the temporary shutdown of hurricane-impacted pigment production facilities. Pigment sales increased 3.4% to $1,310.1 million in 2006, up from $1,267.0 million in 2005, primarily due to higher sales volumes that were in line with global market growth.
     Fourth-quarter 2006 pigment production volumes were essentially constant with the prior-year fourth quarter at 153,700 tonnes. Titanium dioxide (TiO2) production volumes, including 100% of the Tiwest Joint Venture, increased 1.6% to 598,200 tonnes in 2006 compared with 589,000 tonnes in the prior year.
     Pigment operating profit in the 2006 fourth quarter was $26.4 million, compared with $21.3 million for the same prior-year period. The increase in operating profit was due to the Kemira arbitration award and the restructuring credit, offset in part by lower sales volumes and increased costs of sales. Pigment operating profit for 2006 was $77.9 million, compared with $101.5 million in 2005. This decrease was primarily attributable to higher energy and process chemical costs and higher costs associated with the Tiwest Joint Venture synthetic rutile plant and mining operations.
Electrolytic and Other Chemical Products Segment Results
     Electrolytic and other chemical products sales for the 2006 fourth quarter were $23.2 million, compared with $23.7 million in the 2005 period. In 2006, electrolytic and other chemical sales increased to $101.5 million from $97.0 million in 2005.
     Fourth-quarter 2006 operating profit for electrolytic and other chemical products was $0.5 million, compared with $0.4 million in the fourth quarter of 2005. Electrolytic and other chemical products operating profit for 2006 was $25.3, compared with a loss of $5.9 million in 2005. The increase in operating profit was primarily due to a reimbursement from the United States for contribution to the costs of perchlorate remediation recognized in the first quarter of 2006, compared with environmental provisions recognized in 2005.
Corporate and nonoperating sites
     Corporate and nonoperating sites recorded an operating loss of $6.8 million for the 2006 fourth quarter, compared with $0.8 million in the 2005 period. The 2006 fourth quarter results include approximately $4 million related to a state franchise tax assessment received following an audit of prior years. In 2006, corporate and nonoperating sites recorded an operating loss of $18.6 million, compared with $2.1 million in 2005. In addition to the state franchise tax assessment, the additional costs for 2006 include incremental stand-alone SG&A costs.
Debt and Cash Balances
     During the fourth quarter 2006, Tronox reduced its term loan by $8.5 million, resulting in debt outstanding at Dec. 31, 2006, of $548.8 million. At Dec. 31, 2006, the company had cash and cash equivalents of $76.6 million and no amount outstanding under its $250 million revolving credit facility, resulting in net debt outstanding of $472.2 million.
Conference Call
     Tronox will hold a conference call today at 11 a.m. EST to discuss its fourth-quarter 2006 financial and operating results and expectations for the future. Interested parties may listen to the call via Tronox’s website at www.tronox.com or by calling 1-866-362-4829 in the United States or 617-597-5346 outside the United States. The code for both dial-in numbers will be 30276883. A replay of the call will be available for 48 hours at 1-888-286-8010 in the United States or 617-801-6888 outside the United States. The code for the replay will be 88917378. The webcast will be archived for 30 days on the company’s website.
About Tronox
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.

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Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media Contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com
07-05

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
(Millions of dollars, except per-share amounts)	2006	2005	2006	2005
Consolidated Statement of Operations
Net sales	$326.3	$346.5	$1,411.6	$1,364.0
Cost of sales	292.7	296.2	1,244.7	1,143.8

Gross Margin	33.6	50.3	166.9	220.2
Selling, general and administrative expenses	29.4	29.3	118.7	115.2
Restructuring charges	(7.1)	—	(7.1)	—
Arbitration award received	(8.9)	—	(8.9)	—
Provision for environmental remediation and restoration, net of reimbursements	—	0.1	(20.4)	17.1

	20.2	20.9	84.6	87.9
Interest and debt expense	(13.5)	(4.5)	(50.4)	(4.5)
Other income (expense)	3.4	(3.1)	13.9	(15.2)

Income from Continuing Operations before Income Taxes	10.1	13.3	48.1	68.2
Income Tax Provision	(2.3)	(1.3)	(23.1)	(21.8)

Income from Continuing Operations	7.8	12.0	25.0	46.4
Loss from Discontinued Operations, net of taxes	(0.2)	(5.8)	(25.2)	(27.6)

Net Income (Loss)	$7.6	$6.2	$(0.2)	$18.8

Income (Loss) per Common Share
Basic -
Continuing operations	$0.19	$0.30	$0.62	$1.15
Discontinued operations	—	(0.15)	(0.62)	(0.68)

Net income	$0.19	$0.15	$—	$0.47

Diluted -
Continuing operations	$0.19	$0.30	$0.61	$1.15
Discontinued operations	—	(0.15)	(0.61)	(0.68)

Net income	$0.19	$0.15	$—	$0.47

Weighted average shares outstanding (thousands)(a)
Basic	40,375	40,369	40,373	40,369
Diluted	41,074	40,369	40,933	40,369

(a)	The shares outstanding for 2005 have been presented on a pro forma basis. This reflects the Class B common stock retroactively adjusted for the recapitalization for the full year and assumes the Class A common stock that was issued in November 2005 in connection with the IPO was outstanding for the entire year.

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
(Millions of dollars)	2006	2005	2006	2005
Segment Information
Net sales
Pigment	$303.1	$322.8	$1,310.1	$1,267.0
Electrolytic and other chemical products	23.2	23.7	101.5	97.0

Total	$326.3	$346.5	$1,411.6	$1,364.0

Operating profit (loss)
Pigment	$26.4	$21.3	$77.9	$101.5
Electrolytic and other chemical products	0.5	0.4	25.3	(5.9)

	26.9	21.7	103.2	95.6

Corporate and nonoperating sites	(6.8)	(0.8)	(18.6)	(2.1)
Provision for environmental remediation and restoration	0.1	—	—	(5.6)

Total operating profit	20.2	20.9	84.6	87.9

Interest and debt expense	(13.5)	(4.5)	(50.4)	(4.5)
Other income (expense)	3.4	(3.1)	13.9	(15.2)
Income tax provision	(2.3)	(1.3)	(23.1)	(21.8)
Loss from discontinued operations, net of taxes	(0.2)	(5.8)	(25.2)	(27.6)

Net Income (Loss)	$7.6	$6.2	$(0.2)	$18.8

Other Income (Expense)
Net foreign currency transaction gain (loss)	$1.8	$(1.2)	$8.7	$(3.0)
Equity in net earnings of equity method investees	0.3	0.1	6.3	2.0
Net interest expense on borrowings with affiliates and interest income	1.0	(1.0)	2.8	(11.9)
Provision for litigation settlements	—	—	(3.7)	—
Other expense	0.3	(1.0)	(0.2)	(2.3)

Total	$3.4	$(3.1)	$13.9	$(15.2)

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
(Volumes and capacity in thousands of tonnes)	2006	2005	2006	2005
Selected Information
Titanium Dioxide Operating Statistics
Production volumes
100% owned facilities	125.3	127.4	491.6	484.4
50% owned production — Tiwest joint venture	14.2	13.1	53.3	52.3

Total Tronox production	139.5	140.5	544.9	536.7
Product purchased from Tiwest joint venture partner	14.2	13.1	53.3	52.3
Total production available to be marketed by Tronox	153.7	153.6	598.2	589.0

Production capacity — period to date
100% owned facilities (a)	134.1	129.6	518.5	514.0
50% owned production — Tiwest joint venture	13.8	13.8	55.0	55.0

Total Tronox production capacity	147.9	143.4	573.5	569.0
Production capacity of Tiwest joint venture partner	13.8	13.8	55.0	55.0
Total production capacity available to be marketed by Tronox	161.7	157.2	628.5	624.0

Percentage change in average TiO2 selling price in U.S. dollars
Q4, 2006 vs. Q3, 2006	1%

	At	At
	Dec. 31,	Dec. 31,
(Millions of dollars)	2006	2005
Selected Balance Sheet Information
Cash and Cash Equivalents	$76.6	$69.0
Current Assets	775.5	779.4
Total Assets	1,804.9	1,758.3
Current Liabilities	400.8	375.0
Long-term Debt	545.2	548.0
Business / Stockholders’ Equity	437.3	489.0

Shares outstanding at period-end (thousands)	41,244	40,776

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Selected Cash Flow Information
Cash provided by operating activities	$48.7	$48.5	$111.6	$61.5
Depreciation and amortization	28.6	25.0	103.0	103.1
Capital expenditures (b)	18.2	35.9	79.5	87.6

(a)	Increase in capacity reflected in 2006 resulted from Botlek’s demonstrated ability to run at higher rates of up to 90,000 tonnes. This has been reflected effective October 1, 2006.

(b)	Year ended amount excludes $9.4 million of noncash expenditures for the acquisition of mining tenements in Australia.

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
(Millions of dollars)	2006	2005	2006	2005
Adjusted EBITDA
Net income (loss)	$7.6	$6.2	$(0.2)	$18.8
Interest and debt expense	13.5	4.5	50.4	4.5
Net interest expense on borrowings with affiliates and interest income (a)	(1.0)	1.0	(2.8)	11.9
Income tax provision (benefit)	2.3	(1.8)	8.4	7.0
Depreciation and amortization expense	28.6	25.0	103.0	103.1

EBITDA	51.0	34.9	158.8	145.3

Loss from discontinued operations	0.2	8.9	39.9	42.4
Provision for environmental remediation and restoration, net of reimbursements	—	0.1	(20.4)	17.1
Extraordinary, unusual or non-recurring items (b)	(6.2)	—	(6.2)	—
Gain on sale of assets	(0.4)	—	(1.3)	—
Noncash charges constituting:
One-time fees, costs and expenses related to separation from Kerr-McGee	—	—	1.7	—
(Gain) loss on sales of accounts receivable	—	0.1	—	(0.1)
Write-downs of property, plant and equipment and other assets	1.2	0.8	2.5	9.3
Asset retirement obligations (c)	(7.5)	0.4	(7.5)	1.4
Other items (d)	5.6	6.1	24.4	16.6

Adjusted EBITDA	$43.9	$51.3	$191.9	$232.0

(a)	Included as a component of Other income (expense) in the company’s consolidated statement of operations.

(b)	Represents an $8.9 million arbitration award received net of $2.7 million in legal costs.

(c)	Adjustments in 2006 represent changes in estimates for the asset retirement obligations at our former Mobile, Alabama facility, former Savannah, Georgia sulfate facility and our Australian mine of $4.1 million, $3.0 million and $0.4 million, respectively.

(d)	Includes noncash stock-based compensation, noncash pension and postretirement cost and accretion expense.
Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate adjusted EBITDA differently, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.